Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces Redemption of

1.75% Convertible Senior Debentures due 2026

PITTSBURGH, November 30, 2011/PRNewswire/ — WESCO International, Inc. (NYSE: WCC) today announced that it will redeem all of its outstanding 1.75% Convertible Senior Debentures due 2026 (CUSIP No. 95082PAG0) (the “Debentures”) on January 3, 2012 (the “Redemption Date”). Upon redemption, WESCO will pay to the registered holders of the Debentures a redemption price of 100% of the principal amount outstanding, plus accrued and unpaid interest to, but excluding, the Redemption Date, for a total of $1,002.3333 per $1,000 principal amount of Debentures. The aggregate principal amount of Debentures currently outstanding is $56,000. Payment of the redemption price and accrued interest shall be made through normal DTC procedures.

Upon compliance with the terms and conditions of the Debentures, the Debentures may be surrendered for conversion at any time prior to 5:00 p.m., New York City time, on December 28, 2011. The conversion rate in effect as of November 30, 2011 is 11.3437 shares of WESCO’s common stock per $1,000 principal amount of Debentures. WESCO intends to use available funds to redeem any and all unconverted Debentures.

This press release does not constitute a notice of redemption of the Debentures. The redemption of the Debentures is made solely pursuant to WESCO’s notice of redemption dated November 30, 2011 and delivered to the registered holders of the Debentures by the trustee with respect to the Debentures.

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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) products, construction materials, and advanced supply chain management and logistics services. 2010 annual sales were approximately $5.1 billion. The Company employs approximately 7,000 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Customers include industrial and commercial businesses, contractors, governmental agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Richard Heyse, Vice President & Chief Financial Officer

WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566

http://www.wesco.com